UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 2, 2026

Date of Report (date of earliest event reported)

BOREALIS FOODS INC.

(Exact name of registrant as specified in its charter)

Ontario	001-40778	98-1638988
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1540 Cornwall Rd., Suite 104
Oakville, ON L6J7W5

(Address of principal executive offices and zip code)

(905) 278-2200

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares	BRLS	Nasdaq Capital Market
Warrants	BRLSW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 2, 2026, Borealis Foods Inc. (the “Company”) received a letter from counsel to Frontwell Capital Partners Inc. (the “Lender”) regarding the Credit Agreement, dated as of August 10, 2023 (as the same has been amended, supplemented or otherwise modified, from time to time, prior to the date hereof, the “Credit Agreement”), by and among the Company, Palmetto Gourmet Foods, Inc., PGF Real Estate I, Inc., PGF Real Estate II, Inc., Borealis IP Inc. and Palmetto Gourmet Foods (Canada) Inc., (together with the Company, the “Loan Parties”) and the Lender, pursuant to which, the Lender has (a) made certain term loans (the “Term Loans”) in the aggregate principal amount of USD $15,000,000 and (b) agreed to make, from time to time, certain revolving loans (the “Revolving Loans”) in the aggregate principal amount of up to USD $10,000,000, subject to the terms and conditions contained therein. All capitalized terms not defined herein but defined in the Credit Agreement shall have the meanings given to such terms in the Credit Agreement.

The letter states that, as previously notified in correspondence delivered on or about December 10, 2025, one or more Events of Default under the Credit Agreement have occurred and are continuing, and that additional Events of Default have occurred and are continuing, including, without limitation (i) the failure to maintain Excess Availability of at least $4,375,000 at all times as required by Section 7.1 of the Credit Agreement and (ii) the failure to timely deliver required monthly financial statements and related compliance certificates for the months ended October 31, 2025 and November 30, 2025, in each case as required under the Credit Agreement (collectively, the “Specified Events of Default”).

The letter further states that, as a result of the outstanding Specified Events of Default, and in accordance with Section 8.2(b) of the Credit Agreement, the Lender intends to exercise its rights to impose additional reserves. Specifically, the letter states that if the Loan Parties fail to raise an additional $5,000,000 of equity capital, or to provide the Lender evidence of a satisfactory commitment from a third party to refinance all the indebtedness, liabilities and obligations of the Loan Parties to the Lender under the Credit Agreement and other Loan Documents, within fourteen (14) days of notice, the Lender intends to increase its general reserve by $200,000, and to further increase the general reserve by an additional $100,000 on each subsequent weekly anniversary thereafter until such equity capital is raised or refinancing commitment is provided.

The Company believes that the imposition of additional reserves, and the potential incremental weekly increases thereto, constitute triggering events that increase a direct financial obligation of the Company under the Credit Agreement within the meaning of Item 2.04 of Form 8-K.

The letter further states that the Lender reserves all rights and remedies under the Credit Agreement and applicable law, that nothing therein constitutes a waiver, amendment or consent, and that the Lender may supplement the notice to identify additional Defaults or Events of Default. The letter also states that, as a result of the outstanding Events of Default, the Lender is under no obligation to honor requests for additional revolving loans, and that any advances made would not constitute a waiver or course of dealing.

The Credit Agreement remains in effect, and as of the date of this report, the Company has not been notified that the Lender has accelerated the payment of the indebtedness or terminated the revolving credit commitment.

Item 8.01 Other Events

As disclosed under Item 2.04 of this Current Report on Form 8-K, on February 2, 2026, the Company received a letter from the Lender regarding certain Events of Default under the Credit Agreement and the Lender’s intent to impose additional reserves if specified equity or refinancing milestones are not achieved.

The Company is continuing to work collaboratively with the Lender regarding these matters, including among other things, potential amendments or modifications to the Credit Agreement, ongoing availability of revolving credit borrowings, and the timing and delivery of required financial reporting. No assurances can be given as to the outcome of such discussions or the future access by the Loan Parties to Revolving Loans under the Credit Agreement.

 In parallel, the Company is evaluating other capital-raising initiatives and liquidity-enhancing alternatives, which may include modifications to existing financing arrangements, incremental financing transactions, cost-management actions, or other strategic actions. The Company intends to provide additional disclosure as appropriate.

Item 9.01 Financial Statements and Exhibits

(d): The following exhibits are being filed herewith:

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 6th day of February, 2026.

BOREALIS FOODS INC.

Date: February 6, 2026	By	/s/ Pouneh Rahimi
Pouneh V. Rahimi
Chief Legal Officer

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